AMENDMENT NO. 1 TO

STRUCTURING AND CONSULTING AGREEMENT

This Amendment No. 1 to the Structuring and Consulting Agreement (the “Amendment”) is entered into this  28th day of August 2013, by and between Sundance Strategies, Inc. (“SSI”), and Europa Settlement Advisors Ltd. (“ESA” or “Consultant”).  Each of SSI and ESA may be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, SSI and ESA entered into a Structuring and Consulting Agreement on June 5, 2013 (the “Agreement”) whereby SSI engaged ESA on an exclusive basis to perform certain services in connection with the purchase of net life insurance benefits (“NIBs”) and other products tied to life insurance policies on insured’s aged 75 and older from Del Mar Financial S.a.r.l. (“DMF”).

WHEREAS, SSI and DMF entered into an asset transfer agreement dated June 5, 2013 (the “DMF Agreement”) to purchase NIBs and other assets.

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the DMF Agreement.

WHEREAS, due to certain unexpected expenses advanced by SSI and delays in connection with the DMF Agreement, SSI and ESA desire to amend the Agreement to defer certain payments to ESA as set forth below.

NOW THEREFORE, the Parties hereto agree as follows:

1.

Compensation.  SSI confirms that the Compensation set forth in Section 5 of the Agreement shall be payable to ESA; provided that such amounts shall be reduced in the event the Cash Payment associated with the DMF Agreement exceeds $8,000,000 in connection with the purchase of the NIB Transfer, on a dollar for dollar basis of such excess.  Because the current payments to DMF have far exceeded the pro rata portion of NIBs being converted into Qualified NIBs, ESA has agreed to a reduction of its compensation to ensure that the total compensation paid to ESA and DMF in connection with the NIB Transfer and the Cash Payment do not exceed $12,000,000 and that any amounts payable in excess of $8,000,000 to DMF for the NIB Transfer shall result in a reduction of the compensation payable to ESA.

2.

Miscellaneous.

a.

Due Authorization.  Each Party represents to the other that its execution of this Amendment has been authorized by all necessary company action, if such action is required, and that this Amendment constitutes a binding obligation of such Party.  Each individual who executes this Amendment on behalf of a Party represents to all Parties that he, she or it is authorized to do so. This Amendment will bind each Party’s successors and permitted assigns.

b.

Counterparts.  This Amendment may be executed in counterparts each of which will be deemed an original, and such counterparts when taken together shall constitute but one agreement.

c.

Governing Law.  This Amendment and its interpretation and enforcement are governed by the laws of the state of Utah.

d.

No Other Amendment.  Except as amended by this Amendment, the Amendment is reconfirmed and shall remain binding and enforceable in all respects. Amendments.  No amendment or modification of any provision of this Amendment or the Agreement will be effective unless made in writing and signed by each of the Parties.

e.

Severance.  If for any reason any provision of this Amendment is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Amendment will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

IN WITNESS WHEREOF, the Parties have executed this Amendment, effective as of the Effective Date.

/s/ Randall F. Pearson SUNDANCE STRATEGIES, INC. Name: Randall F Pearson Its: President	/s/ Anya Maxwell EUROPA SETTLEMENT ADVISORS, LTD Name: Anya Maxwell Its: Managing Director